Exhibit 14.1

SECOND AMENDMENT TO

AMENDED AND RESTATED

CODE OF BUSINESS CONDUCT AND ETHICS

OF

CBL & ASSOCIATES PROPERTIES, INC.,

CBL & ASSOCIATES MANAGEMENT, INC.

AND THEIR AFFILIATES

EFFECTIVE DATE:	February 3, 2004; First Amendment, February 8, 2006; Second Amendment September 6, 2006

INTRODUCTION

This Code, as defined below, was adopted as of February 3, 2004, was amended as of February 8, 2006 by the First Amendment to provide a clear statement as to the prohibition on loans to or guarantees of obligations of employees, officers, directors and family members, and has now been amended as of September 6, 2006 by this Second Amendment to reference the new Ethics Hotline Policy to be adopted by the Company as of September 7, 2006 to provide an enhanced mechanism for employees to report Alleged Wrongful Conduct pursuant to the Whistleblowing Policy contained in Article VIII of this Code and Accounting Concerns pursuant to the procedures established by the Audit Committee and set forth in Article IX of this Code. The Second Amendment is to add appropriate references to the new Ethics Hotline Policy to Article VIII and Article IX, and to include a copy of the Ethics Hotline Policy as Exhibit B to this Code.

CBL & Associates Properties, Inc. and CBL & Associates Management, Inc. and all of their respective subsidiaries and affiliates (hereinafter referred to collectively as the "Company") expect that directors, officers and employees will conduct themselves ethically and properly as a matter of course and comply with the guidelines set forth below.

This Amended and Restated Code of Business Conduct and Ethics, as amended by the First and Second Amendments thereto, (the “Code”) exists to provide the Company’s directors, officers, employees, shareholders, suppliers and members of the general public with an official statement as to how the Company conducts itself internally and in the marketplace and certain standards that the Company shall require of its directors, officers, employees and suppliers.

This Code amends and restates the “Code of Conduct of CBL & Associates Properties, Inc. and its Affiliates” that has been in place prior to the effective date set forth just above. This Code is intended to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the rules of the New York Stock Exchange.

The Company’s Compliance Officer is currently Ben S. Landress and the term “Compliance Officer”, as used in this Code refers to the Company’s current Compliance Officer and any subsequent person appointed to that office.

PURPOSE

This Code is intended to provide a codification of standards that is reasonably designed to deter wrongdoing and to promote the following:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting to an appropriate person or persons identified in this Code for violations of this Code; and

•	Accountability for adherence to this Code.

SCOPE

This Code applies to the Company’s Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions as well as to all directors, officers and employees of the Company. (As used herein, the term "employees" shall be deemed to include all directors, officers and employees of the Company unless specifically stated otherwise or unless the context clearly indicates otherwise). The Company has previously adopted certain policies covering management-level employees, officers and directors and other employees (such as an unlawful harassment policy, cost-containment policy and policy on employee conduct and work rules), and, unless specifically stated otherwise, this Code should not be deemed as modifying those previously-adopted policies.

POLICY PROVISIONS

Under this Code all directors, officers and employees are expected to conduct business for the Company in the full spirit of honest and lawful behavior and shall not cause another director, officer, employee or non-employee to act otherwise, either through inducement or coercion.

I.       Conflicts of Interest and Other Matters

Conflicts of interest may arise when an employee’s position or responsibilities with the Company present an opportunity for personal gain apart from the normal compensation provided through employment. The following guidelines are provided:

A.	Protection and Proper Use of Company Funds and Assets

The assets of the Company are much more than its portfolio of properties, facilities, equipment, corporate funds and computer systems. They include technologies and concepts, business strategies and plans, as well as information about its business. These assets may not be improperly used and/or used to provide personal benefits for employees. In addition, employees may not provide outside persons with access to assets of the Company for the employee's personal gain or in such a manner as to be detrimental to the Company. Employees should protect the Company’s assets and ensure their efficient and proper use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

B.	Confidential Information

As part of an employee’s job, he/she may have access to confidential information about the Company, its tenants, employees, agents, contractors, retailers, customers, suppliers and competitors. Unless released to the public by management, this information should not be disclosed to fellow employees who did not have a business need to know or to non-employees for any reason, except in accordance with established corporate procedures. Confidential information of this sort includes, but is not limited to information or data on services, operations, business strategies and growth, business relationships, tenant negotiations, corporate manuals, processes, systems, procedures, financial information, etc.

C.	Outside Financial Interests Influencing an Employee’s Decisions or Actions

Employees should avoid any outside financial interest that might influence their decisions or actions on matters involving the Company or its businesses or property. Such interests include, among other things: (i) a personal or immediate family interest in an enterprise that has business relations with the Company; or (ii) an enterprise or contract with a supplier, service-provider or any other company or entity where the employee or a member of the immediate family of the employee is a principal or financial beneficiary other than as an employee. All such interests should be disclosed by the employee to the Company's Compliance Officer.

D.	Outside Activities Having Negative Impact On Job Performance

Employees should avoid outside employment or activities that would have a negative impact on their job performance with the Company, or which are likely to conflict with their job or their obligations to the Company.

E.	Business Opportunities; Competitive Interests; Corporate Opportunities

No employee may enter into any contract or arrangement, or own any interest or be a director, officer, consultant or attorney in or for an entity which enters into any contract or arrangement (except for the ownership of non-controlling interests in publicly traded entities) with the Company, or any entity in which the Company may serve as a general partner or managing agent, for the providing of services to the Company to the above-described entities related to or affiliated with the Company or for the occupancy of space in retail projects owned or managed by the Company or by the above-described entities related to or affiliated with the Company unless and until the material facts as to the relationship or interest and the contract or transaction are fully disclosed to the Company's Compliance Officer and, if approved by the Company as required and in the manner set forth in the Company’s Amended and Restated Bylaws then currently in effect, the Company's Compliance Officer shall provide written confirmation of the approval of said contract or transaction except in those situations specifically approved by the Company's Board of Directors, pursuant to previously-adopted polices of the Company on those matters.

Except for interests owned prior to the date of issuance of this Code and as disclosed to the Company’s Compliance Officer in writing and except for development efforts exerted on behalf of the Company or projects in which the Company may own an interest, no employee may develop retail shopping centers or retail facilities in the continental United States, own or acquire interests in retail shopping centers or retail facilities in the continental United States, own or acquire an interest in any entity that owns or develops retail shopping centers or retail facilities in the continental United States (except for non-controlling interests in publicly-traded entities) while an employee of the Company unless and until the material facts as to the relationship or interest and the development activity are fully disclosed to the Company's Compliance Officer and, if approved by the Company, the Company's Compliance Officer shall provide written confirmation of the approval of said activities. This policy statement shall not modify, alter or otherwise affect the previously-adopted policy on such matters relative to certain management level employees and directors of the Company or any non-competition covenant that may be applicable to an employee and the Company as set forth in any employment agreement(s) that may exist between the Company and the employee.

Employees owe a duty to the Company to advance its legitimate interests when the opportunity arises to do so. Employees should refrain from and shall be prohibited from (i) taking for themselves or for their personal benefit opportunities that could advance the interests of the Company or benefit the Company when such opportunities are discovered through the use of Company property, information or position; (ii) using Company property, information or position for personal gain; or (iii) competing with the Company.

F.	Loans and Guarantees of Indebtedness

Loans to, or guarantees of obligations of, employees, officers, directors and their family members may create conflicts of interest, and generally should be avoided. In addition, the Company specifically prohibits direct or indirect personal loans to executive officers and directors to the extent prohibited by applicable law and stock exchange regulations.

II.	Dealing With Suppliers, Customers, Tenants, Other Employees

The Company obtains and keeps its business because of the quality of its operations and services. Conducting business, however, with tenants, other employees, suppliers and customers can pose ethical or even legal problems. The following guidelines are intended to help all employees make the appropriate decision in potentially difficult situations:

A.	Kickbacks and Rebates

Purchases or sales of goods and services, landlord-tenant relationships or employer-employee relationships must not lead to employees or their families receiving personal kickbacks, rebates or other payments regardless of form, whether in money, property or services.

B.	Gifts

No employee of the Company may either give or receive a gift to or from any business or any business related person or entity whose value exceeds $50.00.

Reasonable expenses incurred by an employee for entertaining potential tenants or business contacts in the ordinary course of business shall not be considered a gift under the provisions contained in this section.

The Company recognizes that officers and directors of the Company may, from time to time, give or receive gifts in excess of the stated $50 threshold that are customary and reasonable in the context of good business practices. Unsolicited gifts given or received by directors and officers of the Company of the level of vice-president or higher, as holiday gifts or gifts in the nature of receptions, dinners or charitable donations in honor of a director or such officer or a valued business associate, shall be an exception to this policy as long as said items are reasonable and do not involve lavish expenditures; provided, however, any director or such officer who gives or receives a gift in excess of the $50 threshold shall be required to notify the Company's Compliance Officer of the giving or receipt of such gift. Directors and officers should use good business judgment in giving or accepting such gifts and should refuse same if it is clear that the gift is in return for or in anticipation of an unfair or unreasonable advantage to the giver that may be detrimental or inappropriate to the Company. Other exceptions to this policy may be allowed under specific circumstances. To establish an exception to the Company's gift policy, an employee shall submit a written request to the employee's department head. Upon approval of the department head, the written request and accompanying approval shall be sent to the Company's Compliance Officer for final approval.

C.	Travel and Entertainment Expenses

The Company policy on travel and entertainment expenses is set forth in the Company’s Policies and Procedures, as same may be amended or supplemented from time to time. That policy, as may be amended or supplemented, is incorporated herein by reference.

D.	Relations with Government Personnel

The Company will not offer, give or reimburse expenses for entertainment or gratuities (including transportation, meals at business meetings, tickets to sporting or other events, etc.) to government officials or employees who are prohibited from receiving such by applicable government regulations.

E.	Payments to Agents, Consultants, Distributors, Contractors

Agreements with agents, sales representatives, distributors, contractors, and consultants should be in writing and should clearly and accurately set forth the services to be performed, the basis for earning the commission or fee involved, and the applicable rate or fee. Payments should be reasonable in amount and not excessive in light of the practice in the trade and commensurate with the value of services rendered.

F.	Payments to Countries Other Than Payee's Residence

Requests by third parties for payment of fees or commissions to the payee's account in a country other than the payee's residence or place of business (sometimes call "split fees") may not be made. To do so may involve the Company in aiding or conspiring in the violation of tax, currency control or other laws applicable to the payee.

G.	Fair Dealing

Each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and other employees. An employee should not take an unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

III.    Books and Records

False, misleading or artificial entries shall not be made in any reports, ledgers, books or records of the Company for any reason nor shall any misrepresentation be made regarding the content thereof. Such entry or representation may result in criminal and/or civil penalties to the Company and/or the employee. No employee may engage in an arrangement that in any way may be interpreted or construed as misstating or otherwise concealing the nature or purpose of any entries in the books and records of the Company. No payment or receipt on behalf of the Company may be approved or made with the intention or understanding that any part of the payment or receipt is to be used for a purpose other than that described in the documents supporting the transaction. "Slush funds" or similar funds or accounts where no accounting for receipts or expenditures is made on the Company's books are strictly prohibited.

IV.	Competitive Practices

In business, it is inevitable that the Company and its competitors will meet and talk from time to time. This is neither against the law nor to be avoided. What will not be tolerated, is collaboration with competitors in violation of the law on such things as pricing, production, marketing, inventories, product development, sales territories and goals, market studies and proprietary or confidential information.

As a vigorous competitor in the marketplace, the Company seeks economic knowledge about its competitors, however, it will not engage in illegal acts to acquire a competitor's trade secrets, customer lists, plans for future real estate development projects, financial data, information about company facilities, technical developments or operations.

V.	Political Activities & Contributions

The Company encourages each of its employees to be good citizens and to fully participate in the political process. Employees should, however, be aware that: (1) federal law and the statutes of some states in the U.S. prohibit the Company from contributing, directly or indirectly, to political candidates, political parties or party officials; and (2) employees who participate in partisan political activities must make every effort to ensure that they do not leave the impression that they speak or act for the Company.

VI.	Equal Employment Opportunity

The Company is an Equal Opportunity Employer as a matter of law, conduct and good business practice. No employee may discriminate against another employee or prospective employee or make disparaging comments or criticisms on the basis of race, color, creed, sex, national origin, age, disability, or veteran's status. Such practices must be avoided in daily work as well as in personnel actions--hiring, transfer, discipline, promotion, pay action and terminations. In addition to the above-stated prohibitions, sexual harassment will not be tolerated.

VII.	Compliance with Laws, Rules and Regulations

The Company proactively promotes the full compliance by all employees of applicable laws, rules and regulations of any governmental unit, agency or divisions thereof and the rules and regulations of the New York Stock Exchange and/or any exchange upon which the Company’s stock may be traded. The Company has adopted and will enforce its policies regarding an employee’s trading in the stock of the Company based on inside information and will require employees to abide by such policy as well as provisions of applicable law on trading on inside information and all employees of the Company are directed to refrain from trading in the Company’s stock based on inside information. The Company will require its employees to abide by applicable law and the Company’s procedures with respect to “blackouts” (periods of time within which all or some cross-section of the Company’s employees will be prevented from trading in the Company’s stock). The Company will require its employees to abide by applicable law and the Company’s policies with respect to disclosures of material non-public information (Regulation FD).

VIII.	Protection of Employees from Reprisal for Whistleblowing (“Whistleblowing Policy”)

A.	Purpose

To encourage employees to report Alleged Wrongful Conduct.

To prohibit supervisory personnel from taking Adverse Personnel Action against a Company employee as a result of the employee’s good faith disclosure of Alleged Wrongful Conduct to a Designated Company Officer or Director or to the Company’s Audit Committee. An employee who discloses and subsequently suffers an Adverse Personnel Action as a result is subject to the protection of this Whistleblowing Policy.

B.	Applicability

All employees of the Company and its affiliated entities who disclose Alleged Wrongful Conduct, as defined in this Whistleblowing Policy, and, who, as a result of the disclosure, are subject to an Adverse Personnel Action.

C.	Whistleblowing Policy

All employees of the Company are encouraged to promptly report Alleged Wrongful Conduct. No Adverse Personnel Action may be taken against a Company employee in Knowing Retaliation for any lawful disclosure of information to a Designated Company Officer or Director or to the Company’s Audit Committee, which information the employee in good faith believes evidences: (i) a violation of any law, (ii) fraudulent or criminal conduct or activities, (iii) questionable accounting or auditing matters; (iv) gross misappropriation of Company funds; (v) violations of provisions of this Code (such matters being collectively referred to herein as “Alleged Wrongful Conduct”).

No supervisor, officer, director, department head, or any other employee with authority to make or materially influence significant personnel decisions shall take or recommend an Adverse Personnel Action against an employee in Knowing Retaliation for disclosing Alleged Wrongful Conduct to a Designated Company Officer or Director or to the Company’s Audit Committee.

D.	Definitions

In addition to other terms as defined above, the terms set forth on Exhibit A attached hereto shall have the meanings corresponding thereto for purposes of this Whistleblowing Policy.

E.	Making A Disclosure

An employee who becomes aware of Alleged Wrongful Conduct is encouraged to make a disclosure to any Designated Company Officer or Director or to the Company’s Audit Committee as soon as possible, but in any case must make the disclosure no later than 365 consecutive calendar days after becoming aware of the Alleged Wrongful Conduct.

In order to allow the Company an opportunity to investigate Alleged Wrongful Conduct and to take necessary internal corrective action, employees are encouraged to report in writing a disclosure of Alleged Wrongful Conduct to a Designated Company Officer or Director or to the Company’s Audit Committee. Alternatively, employees may utilize the mechanisms outlined in the Ethics Hotline Policy attached as Exhibit B to this Code to make such concerns known or submit concerns that may include misconduct of any type to include Alleged Wrongful Conduct or other inappropriate behavior under CBL's Policies & Procedures.

F.	Legitimate Employment Action

This Whistleblowing Policy may not be used as a defense by an employee against whom an Adverse Personnel Action has been taken for legitimate reasons or cause. It shall not be a violation of this Whistleblowing Policy to take Adverse Personnel Action against an employee whose conduct or performance warrants that action separate and apart from the employee making a disclosure.

G.	Whistleblowing Statutes

An employee’s protections under this Whistleblowing Policy are in addition to any protections such employee may have pursuant to any applicable state or federal law and this Whistleblowing Policy shall not be construed as limiting any of such protections.

IX. Audit Committee Procedures – Receipt, Retention and Treatment of Complaints Regarding Accounting, Internal Accounting Controls or Auditing Matters

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the Company’s Audit Committee has established the following procedures for the receipt, retention and treatment of complaints by Company employees regarding the Company’s accounting, internal accounting controls or auditing matters.

A.	Purpose

To promote and encourage employees of the Company to report complaints, problems or questionable practices relative to accounting, internal accounting controls or auditing matters (collectively referred to herein as “Accounting Concerns”).

B.	Applicability

All employees of the Company.

C.	Procedures

Any Company employee who has, knows of or has reason to know or suspect the existence of any Accounting Concern is encouraged to promptly report such Accounting Concern, dated and in writing, to the Company’s Compliance Officer and the Audit Committee at the following address:

Compliance Officer

CBL & Associates Properties, Inc.

c/o Administrative Assistant to the Compliance Officer

2030 Hamilton Place Boulevard

CBL Center, Suite 500

Chattanooga, Tennessee 37421

with a copy to:

Chairman of the Audit Committee

CBL & Associates Properties, Inc.

2030 Hamilton Place Boulevard

CBL Center, Suite 500

Chattanooga, Tennessee 37421

Alternatively, employees may utilize the mechanisms outlined in the Ethics Hotline Policy attached as Exhibit B to this Code to make such concerns known or submit concerns that may include misconduct of any type to include Accounting Concerns, Alleged Wrongful Conduct or other inappropriate behavior under CBL's Policies & Procedures.

Submissions by Company employees of Accounting Concerns may be signed by the employee or may be anonymous. Submissions by Company employees of Accounting Concerns should be sufficiently detailed so as to provide the necessary information to the Company’s Audit Committee as to the nature of the Accounting Concern, the violation or potential violation of any federal or state law or regulation or the nature of any questionable accounting or auditing practice or matter. Company employees are encouraged to include as much factual data as possible in any submissions of Accounting Concerns and Company employees shall not utilize the submission of an Accounting Concern for the sole purpose of harassing another Company employee or officer. Submissions by Company employees of Accounting Concerns shall be copied by the Compliance Officer’s Administrative Assistant and retained in a file entitled “Accounting Concerns Report File” to be located outside of the Company’s Accounting Department and a copy of each submission shall be promptly delivered to the Chairman of the Audit Committee and to the Company’s Compliance Officer.

The Chairman of the Audit Committee shall review and investigate or cause to be investigated each submission by Company employees of Accounting Concerns that suggests any violation of Company policies, violation of any federal or state laws or regulations or any questionable accounting or auditing practice or matter. The Chairman of the Audit Committee may utilize the services of the Company’s outside legal counsel in any such investigations. In the event the Chairman of the Audit Committee shall determine that any Accounting Concern is of sufficient veracity and significance so as to mandate any action by the Company, the Chairman of the Audit Committee shall report the Accounting Concern to the Audit Committee and, if necessary, to the Company’s Board of Directors with a recommendation as to specific action to be taken. In extreme cases where an Accounting Concern has been reported that involves a violation or potential violation of federal or state laws or regulations and the Chairman of the Audit Committee has determined that such report is accurate or that sufficient evidence exists to create a significant concern as to whether such violation has occurred or will occur, the Audit Committee Chairman may report such Accounting Concern to the appropriate governmental authority.

D.	Protections

Company employees who may submit reports of Accounting Concerns shall be entitled to the protection of the Whistleblowing Policy set forth above.

X.	Public Company Reporting

As a public company, it is of critical importance that the Company’s filings with the SEC and other public disclosures of information be complete, fair, accurate, timely and understandable. An employee, officer or director of the Company may be called upon to provide necessary information to ensure that the Company’s public reports are complete, fair, accurate and understandable. The Company expects each Company employee, officer and director to take this responsibility very seriously and to provide prompt, complete, fair, accurate and understandable responses to inquiries with respect to the Company’s public disclosure requirements. With respect to the Company’s employees, officers and directors who may be participating in the preparation of reports, information, press releases, forms or other information to be publicly disclosed through filings with the SEC or as mandated by the SEC, such employees, officers and directors are expected to use their diligent efforts to ensure that such reports, press releases, forms or other information are complete, fair, accurate, timely and understandable.

XI.	Compliance and Discipline

All employees of the Company are required to fully comply with this Code. Employees are expected to report violations of this Code and assist the Company, when necessary, in investigating violations. All department heads, managers and supervisors are charged with the responsibility of supervising their employees in accordance with this Code.

Failure to comply with this Code will result in disciplinary action that may include suspension, termination, referral for criminal prosecution and/or reimbursement to the Company for any losses or damages resulting from the violation. The Company reserves the right to immediately terminate any employee for a single violation of this Code.

All employees of the Company may be asked from time to time to reaffirm their understanding of and willingness to comply with the above Code by signing an appropriate certificate (see Appendix A).

ADMINISTRATION AND WAIVER

This Code can be found on the Company’s Internet web site at http://www.cblproperties.com. Any change to this Code shall be disclosed to the public on the Company’s web site promptly after the change is made, within the timeframe required by applicable rules of the SEC and the New York Stock Exchange.

Any waiver, interpretation or other administration of this Code may only be implemented by the Company’s Board of Directors or by the Nominating/Corporate Governance Committee of the Board. Any waiver of this Code for directors and/or executive officers of the level of senior vice president or above may only be granted by the Company’s Board of Directors or by the Audit Committee of the Board. Any waiver for other officers or employees may only be granted by the Compliance Officer. Provisions of this Code providing for approval of certain matters by the Company’s Compliance Officer or in the manner set forth in the Company’s Amended and Restated Bylaws or pursuant to previously adopted policies of the Company, shall not be deemed to constitute “waivers” of this Code for purposes of this paragraph. Any waiver of this Code for directors, executive officers of the level of senior vice president or above, the chief financial officer, the corporate controller, or persons performing similar functions shall be disclosed to the Company’s shareholders and the public on the Company’s web site promptly after the waiver is granted, within the timeframe required by applicable rules of the SEC and the New York Stock Exchange.

NO EMPLOYMENT CONTRACT

Nothing contained herein shall be construed as limiting the Company’s right to immediately terminate an employee for any reason. This Code is provided as a guide for the benefit of the employees. It does not provide any guarantees of continued employment, nor does it constitute an employment contract between the Company and any employee. Every employee of the Company is an "at-will" employee. The Company reserve the right to change, alter or amend this Code at any time and from time to time without prior notice.

Amended and Restated Code of Business Conduct and Ethics as amended by First Amendment

CBL & Associates Properties, Inc., CBL & Associates Management, Inc. and Affiliates

Adopted February 3, 2004; First Amendment Adopted February 8, 2006 Second Amendment Adopted September 6, 2006

Effective February 3, 2004; First Amendment effective February 8, 2006; Second Amendment effective as of September 1, 2006

Doc # 303576 v18 FINAL

APPENDIX A

EMPLOYEE STATEMENT

I acknowledge having received a copy of the Company's Amended and Restated Code of Business Conduct and Ethics. I have read it completely, I understand how the Code applies to me, I understand that this Code does not constitute an employment contract and I agree to fully comply with each of the provisions of this Code, including such changes to this Code as the Company may announce from time to time. I have reviewed with my department head or the Compliance Officer any matters concerning ownership or other activities which are required to be disclosed to the Company by this Code.

Employee Name_____________________________________

Employee Signature__________________________________

Date________________________________________________

EXHIBIT A

DEFINED TERMS – WHISTLEBLOWING POLICY

1.	“Adverse Personnel Action”: an employment-related act or decision or a failure to take appropriate action by a supervisor or higher level authority which affects an employee negatively as follows:

a.	Termination of employment;
b.	Demotion;
c.	Suspension;
d.	Written reprimand;
e.	Retaliatory investigation;
f.	Decision not to promote;
g.	Receipt of an unwarranted performance rating;
h.	Withholding of appropriate salary adjustments;

i.	Elimination of the employees’ position, absent an overall reduction in work force, reorganization, or a decrease in or lack of sufficient funding, monies, or work load; or
j.	Denial of awards, grants, leaves or benefits for which the employee is then eligible.

2.	“Disclosure”: oral or written report by an employee to a Designated Company Officer or Director or to the Company’s Audit Committee of Alleged Wrongful Conduct.

3.

“Knowing Retaliation”: An Adverse Personnel Action taken by a supervisor or other authority against an employee where such employee’s prior disclosure of Alleged Wrongful Conduct is a direct or indirect reason or basis for the Adverse Personnel Action.

4.

“Designated Company Officer or Director”: The Company’s Compliance Officer, any executive officer of the Company of the level of Senior Vice President or above and any member of the Company’s Board of Directors.

EXHIBIT B

CBL & Associates Management, Inc.

Policies & Procedures

Policy:	Ethics Hotline Policy
Policy Effective Date:	09/01/2006
Date Last Updated:	09/01/2006

CBL & Associates Management, Inc. ("CBL") is pleased to introduce an enhanced reporting mechanism for employee use in conjunction with the opportunity for employees to express concerns as outlined in the Code of Business Conduct and Ethics (the “Code of Conduct”).

CBL has engaged EthicsPoint to serve as a potential resource for employee concerns. In doing so, employees are reminded to consider this system an alternative to, rather than a replacement for, employees expressing concerns directly to their supervisor and/or HR, as we remain committed to the open door policy. The opportunity to direct written concerns to the CBL Compliance Officer with a copy to the Chair of the Audit Committee as outlined in the Code of Conduct likewise remains unchanged.

The following provides examples of the specific kinds of issues employees may make concerns known about via the Ethics Hotline: Alleged Wrongful Conduct or Accounting Concerns (each as defined in the Code of Conduct), securities violations, embezzlement, falsification of contracts, reports or records, or theft as well as any issues that may be raised under CBL’s Unlawful Discrimination or Harassment Policy. All other matters such as conflict of interest, misconduct or inappropriate behavior that do not involve discrimination or harassment, sabotage or vandalism, substance abuse, violation of policy, violence or threat, unsafe working conditions, “other”, suggestion, concern, inquiry, or commendation may also be reported.

EthicsPoint will manage the reporting system, and will ensure that reports are kept completely confidential whether an employee utilizes the toll free phone number or Internet for sharing concerns. EthicsPoint will then convey the concern to the designated individual at CBL for handling and response.

Every team member at CBL, regardless of position, shares in the responsibility for promoting a positive environment. Your input is essential to ensure that we create and perpetuate a positive, productive workplace. The hotline is not just available to report misconduct. Perhaps you aren't sure if something is cause for concern; you can also ask for clarification using the EthicsPoint system. Positive comments are also possible - things that are done well or that could be improved.

To access and utilize the Ethics Hotline, simply go to EthicsPoint.com, click on “File a Report” and enter CBL & Associates Management, Inc. OR call 866-816-3258.

Both the website and tollfree phone number are available in Spanish.

After you complete your report you will be assigned a unique code called a "report key." Write down your report key and password and keep them in a safe place. After 5-7 business days, use your report key and password to check your report for feedback or questions.